UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 229-2900

(N/A)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Executive Agreements and Change in Control Agreements

On December 31, 2004, Arch Chemicals, Inc. (the “Company”) entered into an Executive Agreement with five of its executive officers (H. Anderson, M. E. Campbell, P. J. Craney, L. S. Massimo and S. A. O’Connor). The new agreements become effective when the previous Executive Agreements in effect terminate and are economically the same as the previous Executive Agreement. The new Executive Agreements provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment by the Company (other than for cause) and termination at the election of the individual to leave the Company under certain circumstances), the individual will receive a lump sum severance payment from the Company equal to 12 months’ base pay plus the greater of (a) the average incentive compensation award paid by the Company during the three years preceding the termination and (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of the Company. In the event that a “Change in Control” of the Company occurs, and there is a covered termination, the individual will receive (i) three times the aforementioned severance payment in lieu of one times and (ii) another payment equal to three times the higher of the individual’s long term incentive target at the time of termination or immediately prior to the Change in Control. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. A “Change in Control” would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than the Company, a subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company’s business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company’s assets or a liquidation or dissolution of the Company. Each agreement provides that the individual agrees to remain in the Company’s employ for six months after a “Potential Change in Control” of the Company has occurred. The agreements provide that payments made thereunder or under any change in control provision of the Company’s compensation or benefit plan which are subject to “excess parachute payment” tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. The agreements provide that such officers not solicit customers or employees for a certain period. The Agreements expire on December 31, 2007. They are automatically extended until the end of a calendar year following the third anniversary of any Potential Change in Control or a Change in Control. Upon any expiration, the agreements automatically renew for one calendar year unless the Company’s Board of Directors (or the Compensation Committee thereof) determines that they should not be extended and no Potential Change in Control or Change in Control occurs after such Board or Committee determination.

A copy of the Executive Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In addition, the other executive officers of the Company and certain other employees have entered into new Change in Control Agreements. These new agreements replace previous Change in Control Agreements which expired December 31, 2004 and are economically the same as the previous agreements. These agreements provide that upon a Change in Control (as defined above) and subsequent covered termination of the employee’s employment, the employee will be entitled to, among other things, a severance payment equal to the sum of (i) 12 months’ base pay plus (ii) the greater of (a) the average incentive compensation award paid by the Company during the three years preceding the termination and (b) the then standard annual incentive compensation award plus (iii) one times the higher of the individual’s long term incentive target at the time of the Change in Control or immediately prior to the termination, less any amount payable under existing severance plans of the Company. These agreements expire on December 31, 2007. They are automatically extended for one year periods unless the Company’s Board of Directors (or its Compensation Committee) acts not to extend them. A copy of the Change in Control Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Certain 2005 Director Compensation

Effective December 31, 2004, the Board of Directors of the Company adopted resolutions relating to certain non-employee Director Compensation for 2005. Those resolutions provided as follows:

1. Each non-employee Director’s deferred Company stock account under the 1999 Stock Plan for Non-Employee Directors (“Directors Plan”) will be credited with 3,250 phantom shares of the Company’s Common Stock on or about January 3, 2005.

2. Each non-employee Director will receive a $35,000 cash retainer payable on or about January 3, 2005.

3. A chair fee for the chair of the Audit Committee of $15,000 and a chair fee for all other Board Committee chairs of $7,500, each payable on or about January 3, 2005.

The Directors Plan provides that Directors may defer director compensation into a variety of phantom investment vehicles. The 2005 amounts credited to a deferral account under the Directors Plan are paid out in cash at the end of the deferral period.

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ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Form of Executive Agreement

10.2	Form of Change in Control Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2005

ARCH CHEMICALS, INC.

By:	/s/ Louis S. Massimo
Name:	Louis S. Massimo
Title:	Executive Vice President and
Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
10.1	Form of Executive Agreement

10.2	Form of Change in Control Agreement

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